Exhibit 99.1

RISK FACTORS

You should carefully consider the risks described below.  The risks described are not the only ones we face.  Any of the following risks could have a material adverse effect on our business, financial condition and operating results.  You should also refer to the other information contained in this report, including our financial statements and the related notes.

A Significant or Prolonged Economic Downturn Could Have a Material Adverse Effect on Our Results of Operations

Our results of operations are affected by the level of business activity of our clients and customers which in turn is affected by the level of economic activity in the industries and markets that they serve.  A decline in the level of business activity of our clients could have a material adverse effect on our revenues and profit margin.

Our Quarterly Operating Results May Vary From Quarter to Quarter, Which May Result in Increased Volatility of Our Share Price

We have experienced, and may in the future continue to experience, fluctuations in our quarterly operating results.  These fluctuations could reduce the market price of our Common Stock.

Factors that may cause our quarterly operating results to vary include, but are not limited to:

•                  the business decisions of our customers regarding orders for our products;

•                  increased energy costs;

•                  increased raw material costs;

•                  production difficulties;

•                  the introduction of new products by us or our competitors;

•                  changes in our pricing policies or those of our competitors;

•                  seasonal trends in our customers’ buying patterns

•                  changes in government regulation, both domestic and foreign;

•                  fluctuation in foreign currency exchange rates;

•                  global economic and political conditions and related risks, including acts of terrorism; and

•                  other factors beyond our control.

A significant portion of our expense levels are relatively fixed and the timing of increases in expense levels is based in large part on our forecasts of future sales.  If net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by our inability to adjust expenses quickly enough to compensate for the sales shortfall.

Our Global Operations Post Complex Management, Foreign Currency, Legal, Tax and Economic Risks, Which We May Not Adequately Address

We conduct business in a number of countries around the world.  For the six months ended September 30, 2003, approximately 47% of our net sales were from sales to foreign customers.  As a result, we are subject to a number of risks which include, but are not limited to:

•                  the burden of complying with a wide variety of national and local laws;

•                  potentially longer payment cycles for foreign sales;

•                  multiple and possibly overlapping and conflicting tax laws;

•                  coordinating geographically separated locations;

•                  restrictions (government and otherwise) restrictions of the movement of cash;

•                  the absence in some jurisdictions of effective laws to prevent our intellectual property rights;

•                  changes in government regulations, both domestic and foreign;

•                  global economic and political conditions and related risks, including acts of terrorism; and

•                  fluctuations in foreign currency exchange rates.

Competition in Our Industry is Intense

The nutritional products market is highly competitive.  In includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech and many of whom offer a greater variety of products.  Increased competition in our industry could result in price reductions, reduced gross profit margin or loss of market share, any of which could have a material effect on our business, results of operations and financial condition.

Our Revenues Could Be Adversely Affected By the Loss of a Significant Customer or the Failure to Collect a Large Accounts Receivable

We have in the past derived, and may continue in the future to derive, a significant portion of our revenues from a relatively limited number of major customers.  From quarter to quarter, revenues from one or more individual customers may exceed 10% of our revenues for the quarter.  During the six months ended September 30, 2003, sales to one customer, Spirulina International B. V., were approximately 10% of net sales.  If sales to this customer or other such major customer decrease significantly, this may materially affect our results of operations.  In addition, if we fail to collect large accounts receivable from such major customers, we could be subject to significant financial exposure.

If We Are Unable to Protect Our Intellectual Property Rights or if We Infringe Upon the Intellectual Property Rights of Others Our Business May Be Harmed

Cyanotech has received five United States patents:  two on aspects of our production methods and three for use of our BioAstin® products.  Although we regard our proprietary technology, trade secrets, trademarks and similar intellectual property as critical to our success, we rely on a combination of trade secret, contract, patent, copyright and trademark law to establish and protect our rights in our products and technology.  There can be no assurance that we will be able to protect our technology adequately or that competitors will not be able to develop similar technology independently.  In addition, the laws of certain foreign countries may not protect the Company’s intellectual property rights to the same extent as the laws of the United States.  Litigation in the United States or abroad may be necessary to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement.  Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition.  Additionally, if any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights.  There can be no assurance, however, that a license would be available on terms acceptable or favorable to us, if at all.

Market Price for Our Common Stock Has Been Unpredictable;  Delisting Under Appeal

On September 15, 2003, the Company received notification from the NASDAQ Listing Qualifications Department that its Common Stock failed to comply with the $1.00 minimum bid price per share requirement for continued listing on the NASDAQ SmallCap Market pursuant to Marketplace Rule 4310(c)(4).  The Company requested a hearing before the NASDAQ Listing Qualification Panel (“Panel”) to appeal the ruling.  During the appeals process, the scheduled delisting will be stayed and the Company’s Common Stock will continue to trade on the NASDAQ SmallCap Market, pending the Panel’s decision. The Company’s appeal was heard by the Panel on October 16, 2003 with no formal notification yet received.    While there can be no assurance that the Company’s request for continued listing on the NASDAQ SmallCap Market will be granted, the Company is exploring all possible avenues to preserve the NASDAQ listing.

If the Company is not successful in the appeals process, the Company’s Common Stock will be delisted from the NASDAQ SmallCap Market and will begin trading on the NASDAQ Over-The-Counter Bulletin Boards.   In such case, the Common Stock of the Company will be traded on a less active market to the possible detriment of the stockholders.

We May Need to Raise Additional Capital in the Future Which May Not Be Available

The Company has incurred losses of $1,775,000, $2,589,000 and $1,067,000 in the past three fiscal years ended March 31, 2003, 2002 and 2001, respectively.  At September 30, 2003, the Company’s working capital was $2,921,000 with cash and cash equivalents totaling $1,193,000.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its financing agreements, to obtain additional financing or refinancing as may be required, to attain profitability, or a combination thereof.  There can be no assurance that our efforts will be successful or that the Company will return to generating profit on either a quarterly or annual basis.